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						Kirkpatrick & Lockhart LLP
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						1800 Massachusetts Ave. NW
						        2nd Floor
						Washington, D.C. 20036-1800

						 Telephone (202) 778-9000
						 Facismile (202) 778-9100


ARTHUR J. BROWN
(202) 778-9046
brownaj@kl.com



                        February 9, 1996

The Rodney Square Multi-Manager Fund
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19890-0001



Dear Sir or Madam:
     The Rodney Square Multi-Manager Fund (the "Fund") is an unincorporated voluntary association established under the laws of the Commonwealth of Massachusetts by Declaration of Trust dated August 19, 1986, as amended and restated on November 10, 1986. We understand that the Fund is about to file a Rule 24f-2 Notice for its two portfolios, the Growth Portfolio and the Growth and Income Portfolio, pursuant to Rule 24f-2 under the Investment Com-pany Act of 1940, as amended ("1940 Act"), for the purpose of making definite the number of shares which are registered under the Securities Act of 1933, as amended ("1933 Act"), and which were sold by the Fund during its fiscal year ended December 31, 1995.

     We have, as counsel, participated in various business and other proceed-ings relating to the Fund. We have examined copies, either certified or otherwise proved to be genuine, of its Declaration of Trust, as amended, and By-Laws, as now in effect, the minutes of meetings of its board of trustees and other documents relating to its organization and operation, and we are generally familiar with its affairs. Based upon the foregoing, it is our opinion that the shares of beneficial interest in the Fund sold during the Fund's fiscal year ended December 31, 1995, the registration of which will be made definite by the filing of a Rule 24f-2 Notice, were legally issued, fully paid and non-assessable. We express no opinion as to compliance with the 1933 Act, the 1940 Act or applicable state securities laws in connection with the sales of the Fund's shares of beneficial interest.

     The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. The Declaration of Trust states that creditors of, contractors with and claimants against the Fund shall look only to the assets of the Fund for payment. It also states that every note, bond, contract, or other undertaking issued by or on behalf of the Fund or the trustees relating to the Fund shall include a recitation limiting the obligation represented thereby to the Fund and its assets. The Declaration of Trust further provides: (i) for indemnification from assets belonging to the applicable series for all loss and expense of any shareholder of the series held personally liable solely by reason of be-ing or having been a shareholder of the series, and (ii) for the series, upon request by the shareholder, to assume the defense of any claim against the shareholder for any act or obligation of the series and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which a series would be unable to meet its obligations.

     We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Other Informa-tion - Legal Counsel" in the statement of additional information of the Fund that is included as part of the Fund's registration statement.


                                   Very truly yours,
                                   KIRKPATRICK & LOCKHART LLP


                                   By:  /s/ Arthur J. Brown
										___________________
                                        Arthur J. Brown